UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM SD
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SPECIALIZED DISCLOSURE REPORT

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NLIGHT, INC.
(Exact name of the registrant as specified in its charter)

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Delaware	001-38462	91-2066376
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
5408 NE 88th Street, Building E Vancouver, Washington 98665
(Address of principal executive offices) (Zip code)

Meredith Weisshaar Vice President, General Counsel and Corporate Secretary (360) 566-4460
(Name and telephone number, including area code, of the person to contact in connection with this report.)

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Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

x	Rule 13p-1 under the Securities and Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2020

Section 1 - Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

The Conflict Minerals Report for the calendar year ended December 31, 2020, filed herewith as Exhibit 1.01, is available at https://investors.nlight.net/financial-information/sec-filings/default.aspx.

Any websites referenced in this Form SD and the information accessible through them are not incorporated in this Form SD.

Item 1.02 Exhibit

The Conflict Minerals Report required by Items 1.01 and 1.02 is filed as Exhibit 1.01 to this Form SD.

Section 2 - Exhibits

Item 2.01 Exhibits

Exhibit No.	Description
1.01	Conflict Minerals Report for the year ended December 31, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

NLIGHT, INC.
(Registrant)

By:	/s/ MEREDITH WEISSHAAR	May 27, 2021
	Meredith Weisshaar	Date
Vice President, General Counsel and Corporate Secretary